Exhibit 10.4

PROPOSAL AND PROFESSIONAL SERVICES AGREEMENT

BETWEEN

Clear Skies Solar, Inc.

AND

_____________l

This AGREEMENT is made and entered into as of December 1, 2009 by and between Clear Skies Solar Inc. (“Clear Skies Solar,” or “CSKH,” or the “Company”), having its principal office at 200 Old Country Road Suite 610 Mineola, NY 11501 and _________, (hereinafter called “Consultant”), an individual having his principal place of business at _________, and for limited purposes the Other Persons named below.

Preliminary Statement

1.

Clear Skies Solar proposes to use the service of Consultant and/or his firm, ________ for such activities as mutually agreed to between the parties.

2.

Consultant, by reason of knowledge, education, and/or experience, is capable of rendering and does desire to render the services as described in paragraph 1 below;

Terms and Conditions

1.

Services to be Rendered

Consultant shall render to Clear Skies Solar professional investor relations services and advice of such nature, for such purposes, and at such times as are mutually agreed upon by the parties on a non-exclusive basis. The Statement of Work for Consultant’s services is listed in the following paragraphs and is made a part of this Agreement. Consultant shall not modify any provisions of this Agreement without prior written consent of Clear Skies Solar.

Consultant shall render all services as an independent contractor and shall not be considered an employee of Clear Skies Solar for any purpose. Any and all insurance that Consultant may desire shall be obtained and provided by Consultant without cost or other obligation to Clear Skies Solar.

Overall Objectives of Clear Skies Solar’s Investor Relations Program

•

Increase Investor Awareness of Clear Skies Solar

•

Establish Clear Skies Solar’s Credibility Among Significant Retail Investors and Institutional Investors

•

Develop and Refine Clear Skies Solar’s Message to Investors

•

Improve Trading Volume and Liquidity

•

Improve Price Performance

General and Specific Actions

Outlined below are our initial thoughts as how to approach an investor relations campaign for Clear Skies Solar. While we have highlighted some of the steps my team would take and some the programs we would implement, we would stress that the process of developing a strong investor following is very fluid and will require modifications along the way as the project unfolds. Listed below are several specific and general actions that will be included in this program.

Research Report - The first assignment we always undertake is the production of a high quality research report. While this document is primarily designed to address a small-cap investor audience, many management teams have also found it helpful for use in fund-raising activities. These reports are typically 25 to 55 pages in length and describe the company, its objectives, the size of the market opportunity, the management team and can also include a model of potential revenues and earnings over the next several years. It is our belief that the quality of this report must be on par with those produced by major brokerage firms.

Consultant Professional Services Agreement

1) Release Research Report with Audio Press Release - We will release the research report in the form of an audio press release using the SmallCapVoice product, just as I have done in the past for ______________ and other companies. We will also use an additional service that provides a similar product. These audio press releases are important since they provide a good summary of the research report. They also enable investors to conveniently access the information simply by listening to the audio, an attribute we have found to be highly popular among the small-cap investor community while serving to attract a larger audience to the company’s information. This is an important part of the program because although investors will want to see that there is in fact a full research report available, the vast majority will often not read the report beyond its executive summary. This audio press release gives the investor the information that he/she needs to pull the trigger and buy the stock. A link to one of our recent audio reports is here: __________. This particular link was one of the most largely listened-to interviews in SmallCapVoice’s history.

2) Website and Blog – We have also enjoyed much success with a customized website we designed for a company called __________. It can be viewed at the following link: _____________

The website hosts the research report and includes an analyst blog where we can post comments. This site receives several dozen hits each day from small-cap investors with an average holding time of over four minutes. This longer holding time is important as it indicates that investors are actually reading about the company. We will design a similar website for Clear Skies Solar.

3) The Small Cap Investor.com - I currently write a column for __________which they place on their homepage. This has become a very popular site and is being heavily promoted through Google Adwords. In fact, this site is getting thousands of hits each day. We will place the research report under the “TSCI Street Pulse” section in order to increase awareness of the Company. I will also write a separate column about Clear Skies Solar. You can see the link to my column at _______

4) Press Release Tagging Service - Press releases are one of the most cost effective methods to create awareness and keep your investor base informed about corporate activities. Unfortunately, it is easy for investors to miss your press releases among the clutter of thousands of other releases issued each day in the marketplace. One of the ways to “amplify” the impact of your particular press release and to ensure it is seen by many investors is to have your press release tagged to the press releases issued by other companies. We have had good success using a press release tagging service in order to achieve this goal.

Other Suggested Actions:

News Flow - After the above steps are completed, I would suggest that Clear Skies Solar began a coordinated release of meaningful news. Specifically, I would recommend the Company release two press releases each week - one on Monday and one on Wednesday, each with a release time of 10:00 AM or 10:15 AM. By establishing a pattern of releasing the news at the same time each day, investors will become conditioned to watch for the Company’s news release at that particular time. It is also important to release this news at a time when investors may be seeing a lapse in activity during their trading day. For this reason, I do not suggest releasing news before the market opens, as there is simply too much competition for the investor’s eyeballs. In our opinion, one of the keys to a successful press release strategy is to make sure that only meaningful news is released. Clearly, to maintain the strong impact of communication via press release, it is better to say nothing at all than it is to put forth a “fluffy” press release with little substance.

Research Report Follow Up - Approximately one month after the main research report is issued, we will issue a second report. While we can determine the exact topic of this follow-up report at a later time, I would suggest the document focus on highlighting the sizeable market opportunity currently before Clear Skies Solar. I believe this information would demonstrate to investors that CSKH could indeed grow into a large company with a growing stream of revenues and profits. I envision this report will likely be approximately 15 pages or more.

Audio Press Release Follow-Up - Once we have established a following of new investors, it is important to continuously feed this audience with new information about the Company, its markets and initiatives, among other topics. One of the methods we will use to achieve this goal will be to issue at least one, and possibly up to three, additional audio press releases.

Consultant Professional Services Agreement

Bulletin Board Postings - While there is significant discussion in the popular press about social networking sites, such as Facebook and MySpace, we have found that the vast majority of small-cap investors are not users of these sites. Instead, many active small-cap investors use stock bulletin boards to get information about potential investment opportunities. As part of our approach, we have been very successful at making effective use of turning these stock bulletin board sites into an investor’s social media tool. For the Clear Skies Solar campaign, we would post messages on various stock bulletin boards in order to create awareness among its investor following. As a side note here, because we do not believe it is ethical to post messages under fake names, we always use our real names and fully disclose that we serve in an investor relations capacity for our clients. Importantly, we have found this straightforward approach is readily accepted by investors and that they really appreciate our presence on these bulletin boards.

Twitter Updates - We have been using Twitter as a very effective tool to disseminate information. Use of Twitter is still innovative and makes investors feel like they are part of a special group that receives timely information. We plan to expand the use of this powerful tool.

Phone Support – Making direct phone and e-mail support available to small-cap investors is vital to a successful investor relations program. Small-cap investors simply will not latch onto a stock unless they have someone to hold their hand - this can be a management team member, an analyst or an IR person. The key here is to make sure questions are answered in a VERY timely manner. The person answering the questions and “holding the hands” must be very knowledgeable about the company under consideration. While e-mail is often the most efficient method of communication and answering questions, direct phone conversations with small-cap investors is the most effective. While this approach requires a lot of work, the rewards to the Company are possibly very large as the availability of person-to-person contact can have a significant impact among the small-cap investor community.

Other Hard Work As Needed - As emphasized above, an effective investor relations program is fluid and dynamic, requiring a great deal of flexibility in order to tailor the program to meet the demands of the current situation as it unfolds in the marketplace. Thus, as our campaign moves forward, it is likely that we will need to add or delete various aspects of the program as we progress. As always, we will work closely with you to alter any strategies in order to properly fit the current situation.

The Team Members

___________________________

2.

Term

The consulting services provided under this Agreement shall be performed, when required by Clear Skies Solar, during the period from December 1, 2009 to May 31, 2010. This may be extended for additional 180-day periods, if agreed upon by both parties in writing thirty (30) days prior to the expiration of the initial term.

The Company has the option to cancel this contract at its discretion at any time for any reason or no reason at all. If the Company exercises this option, additional payment of shares will be forfeited (or shares returned) on a pro rata basis by Consultant and the Other Person.

3.

Program Costs

Costs pertaining to the above outlined items will be the responsibility of Consultant.

4.

Compensation

Compensation for the above services will be made to Consultant as follows:

A total of 300,000 preferred shares each convertible into ten shares of common stock after six months from the date hereof. Stock certificates to be issued as follows:

Consultant Professional Services Agreement

230,000 shares to [Consultant]:

30,000 shares to ___________:

20,000 shares to ___________:

20,000 shares to ___________:

___________, ____________ and ____________ are the “Other Persons”.

The Company agrees to issue these stock certificates within 14 days. Additionally, the Company agrees to issue the above shares in the names of the Consultant’s staff members if requested by Consultant, provided each such other person executes an investment representation letter in such form acceptable to the Company.

The Consultant and the Other Persons each hereby represent and warrant that such shares are being acquired solely for his or her own account, for investment purposes only, and are not being acquired with a view to, or in connection with, any resale or distribution thereof, understanding that such shares will not have been registered under the Securities Act of 1933, as amended (the “Act”), are being issued under an exemption from registration provided by Section 4(2) of the Act, and cannot be resold or otherwise transferred unless they are subsequently registered under the Act or an exemption from such registration is available. The certificates shall each bear a legend substantially in the following form:

"THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES."

5.

Notices

All notices required or permitted pursuant to this Agreement shall be deemed given if and when personally delivered in writing to the party or its designated agent or representative, or if and when mailed by United States mail, registered or certified mail, return receipt request, postage prepaid, and properly addressed or one business day after being sent via a reputable national overnight delivery service. All notices shall be addressed:

To: Clear Skies Solar, Inc. at 200 Old Country Road Suite 610 Mineola, NY 11501

Attention

Ezra Green

To Consultant:

1155C Arnold Drive Suite 168, Martinez, CA 94553

Attention

____________

If to the Other Persons

at each address noted in section 4 above.

Each party may specify a different address for receipt of such notices by giving the other party at least fifteen (15) days written notice thereof.

6.

Indemnification

Consultant shall defend, indemnify and hold harmless Clear Skies Solar, its officers, employees, and agents, from any and all damage, losses, obligations, liabilities, claims deficiencies, costs, and expenses of every nature and kind incurred by Clear Skies Solar that are in whole or in part caused by or alleged to be caused by acts or omissions of Consultant, its officers, employees, agents, subcontractors, and lower-tier subcontractors arising out of or relation to Consultant’s work under this Agreement.

Consultant Professional Services Agreement

7.

Laws and Regulations

Consultant and its officers, employees, agents subcontractors and lower-tier subcontractors shall comply with all applicable federal, state, and local laws and regulations and all applicable orders and regulations of the executive and other departments, agencies, and instrumentalities of the United States. Consultant shall further comply with Clear Skies Solar policies that may be in effect during the term of the Agreement and which are incorporated by reference as though fully set forth herein. Consultant shall indemnify Clear Skies Solar in accordance with paragraph 6 for any and all damages, losses, obligations, liabilities, claims, deficiencies, costs, and expenses that may result from breach of this paragraph.

8.

Applicable Taxes

All taxes applicable to any amounts paid by Clear Skies Solar to the Consultant under this Agreement will be the Consultant’s liability and Clear Skies Solar shall not withhold nor pay any amounts for federal, state, or municipal income tax, social security, unemployment or worker’s compensation.

9.

Confidential and Proprietary Information

Consultant and its officers, employees, agents, subcontractors and lower-tier subcontractors may not use non-public, confidential, proprietary, or trade secret information obtained from or furnished by Clear Skies Solar for any purpose other than providing services required under this Agreement. Consultant will not duplicate, disclose, or divulge such information without the express prior written consent of the Company. Information need not be marked to be considered non-public, confidential, proprietary, or trade secret information.

Consultant and its officers, employees, agents, subcontractors and lower-tier subcontractors agrees to take reasonable steps to prevent the unauthorized disclosure of such information, including but not limited to initiating and pursuing court proceedings seeking to prevent unauthorized disclosure by Consultant’s officers, employees, agents, subcontractors, or lower-tier subcontractors. Consultant shall return to Clear Skies Solar upon the termination of this Agreement all documents comprising, reflecting, or relating to such non-pubic, confidential, proprietary, or trade secret information, including any such documents developed or prepared by Consultant, promptly upon completion of services required under this Agreement.

10.

Data and Copyrights

All data developed, prepared, or originated by Consultant in the performance of services under this Agreement and all data delivered to Clear Skies Solar in connection with the performance of services under this Agreement shall be the exclusive property of Clear Skies Solar. The Company shall own all copyrights for such data and have the unlimited right to use, reproduce, disclose, publish, translate, or deliver such data in any manner whatsoever and to authorize others to do so without any additional compensation due from Clear Skies Solar. Consultant shall not include among data delivered to Clear Skies Solar any data that is or will be copyrighted unless Consultant provides the Company with the written permission of the copyright holder for Clear Skies Solar to use such data in the manners provided in this Agreement without any additional compensation due from which it may be recorded. Data includes but is not limited to technical data, computer software, writings, designs, specifications, sound recording, video recordings, pictorial reproductions, drawings or other graphic representations, and works of any similar nature.

Consultant hereby grants Clear Skies Solar full and exclusive right, title, and interest throughout the world in all inventions, improvement, or discoveries conceived or made in the performance of services under this Agreement. Consultant shall promptly furnish and provide Clear Skies Solar with complete information in this regard and shall execute all documents, including assignments in the form specified by the Company.

11.

Conflict of Interest

Consultant represents that it has not been engaged or employed by another company that is in competition with Clear Skies Solar to perform services in connection with or relation to the same requirements that are the subject matter of the prime contract. If Consultant has had access to any non-public, confidential, proprietary, or trade secret information obtained from or furnished by Clear Skies Solar with respect to the subject matter of the prime contract, Consultant shall not accept employment with or by any competitor of Clear Skies Solar with respect to the subject matter of the prime contract without obtaining written authorization of the Company in advance.

Consultant Professional Services Agreement

12.

Disagreements

Except for disagreements or disputes relating to paragraphs 9, 11 and 13 of this Agreement, the Parties shall attempt to resolve all disagreements or disputes relating to the subject matter of this Agreement informally. If Consultant disagrees with a determination made by Clear Skies Solar with respect to a dispute subject to this paragraph, Consultant shall reduce its disagreement to writing and forward the writing to Clear Skies Solar within fifteen (15) days of Clear Skies Solar’s determination. In the absence of such notice by Consultant, the Company’s determination shall be final and conclusive. If Consultant submits such a notice, Clear Skies Solar will have fifteen (15) days to affirm or reconsider its original determination. No court or other action may be initiated relating to a dispute subject to this paragraph unless and until this informal dispute resolution process has been completed.

Pending a final resolution of any dispute relating to the subject matter of this Agreement, Consultant shall diligently proceed with the performance of this Agreement until Clear Skies Solar directs Consultant not to perform.

13.

Specific Performance

Consultant acknowledges that a violation of the requirement of paragraphs 9 or 11 of this Agreement would cause irreparable harm and damage to Clear Skies Solar, and that the monetary amount of such damages would be impossible to ascertain. Accordingly, Consultant agrees that Clear Skies Solar is entitled to specific enforcement of such requirements and the Company is entitled to obtain an injunction form any court of competent jurisdiction enjoining and restraining violations of paragraphs 9 or 11. These remedies are in addition to and cumulative with other remedies and damages available to Clear Skies Solar. Items subject to this paragraph are not subject to the informal resolution requirements in paragraph 12 of this Agreement.

14.

Headings

The heading included herein are inserted only for convenience and reference and in no way define, limit, or describe the scope of this Agreement of the intent of any of its provisions.

15.

Applicable Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflict of laws. Consultant, the Other Persons and Clear Skies Solar consent to the personal jurisdiction of the courts of the United States or State of New York located in the County of New York, NY and waive all objections as to the convenience of the forum. Service of process may be made by giving notice pursuant to section 5 above.

16.

Entire Agreement

This Agreement supersedes all written or oral agreements, if any, and represents the entire Agreement between the parties. This Agreement may be modified only by the express written consent of both Clear Skies Solar and Consultant.

17.

Severability

If any provision of this Agreement shall be determined to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect.

18.

Survival

The provisions of paragraphs 2, 4, 6, 9, 10, 11, 12, 13 and 15 shall survive completion or termination of this Agreement.

Consultant Professional Services Agreement

19.

Execution of Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Clear Skies Solar Inc.
Signature:
By:	Ezra Green
Title:	Chief Executive Officer
Date:	December , 2009

CONSULTANT
Signature:
By:
Title:	Owner
Date:	December , 2009

The Other Persons – only as to sections 4, 5, 12, 13 and 15